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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                      Commission File Number(s)- 333-70143
                                               -  33-56517
                              Agrilink Foods, Inc.
             (Exact name of registrant as specified in its charter)

 90 Linden Oaks, P.O. Box 20670, Rochester, New York 14602-0670, (585) 383-1850
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        11 7/8% Senior Subordinate Notes
                        12 1/4% Senior Subordinate Notes
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)                      Rule 12h-3(b)(1)(i)       X
    Rule 12g-4(a)(1)(ii)                     Rule 12h-3(b)(1)(ii)
    Rule 12g-4(a)(2)(i)                      Rule 12h-3(b)(2)(i)
    Rule 12g-4(a)(2)(ii)                     Rule 12h-3(b)(2)(ii)
                                             Rule 15d-6


Approximate number of holders of record as of the certification or notice date:          1
                                                                                 ----------------

Pursuant to the requirements of the Securities Exchange Act of 1934 Agrilink Foods, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   September 25, 2002               By: /s/ Earl L. Powers
        ------------------               --------------------------------------
                                                 Earl L. Powers, Executive Vice
                                                 President Finance and Chief
                                                 Financial Officer